Exhibit 99.1
5551 Corporate Boulevard
Baton Rouge, LA 70808
Lamar Advertising Company Announces
First Quarter 2008 Operating Results
Baton Rouge, LA — May 7, 2008 — Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the first quarter ended March 31, 2008.
First Quarter Results
Lamar reported net revenues of $282.8 million for the first quarter of 2008 versus $275.2 million for the first quarter of 2007, a 2.8% increase. Operating income for the first quarter of 2008 was $36.1 million as compared to $31.5 million for the same period in 2007. There was a net loss of $1.5 million for the first quarter of 2008 compared to net earnings of $8.8 million for the first quarter of 2007.
Adjusted EBITDA, which we refer to herein as EBITDA (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets — see reconciliation to net (loss) income at the end of this release), for the first quarter of 2008 was $114.2 million versus $114.0 million for the first quarter of 2007, a 0.2% increase.
Free cash flow (defined as EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures — see reconciliation to cash flows provided by operating activities at the end of this release) for the first quarter of 2008 was $24.2 million as compared to $37.6 million for the same period in 2007, a 35.6% decrease.
Pro forma net revenue for the first quarter of 2008 increased 2.3% and pro forma EBITDA decreased 1.0% as compared to the first quarter of 2007. Pro forma net revenue and EBITDA include adjustments to the 2007 period for acquisitions and divestitures for the same time frame as actually owned in the 2008 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.
Stock Repurchase Program
During the quarter ended March 31, 2008, the Company repurchased 1,459,156 shares of its Class A common stock for an aggregate purchase price of approximately $50.1 million. As of March 31, 2008, the Company had approximately $167.0 million of authorized repurchase capacity remaining under its repurchase program. Share repurchases under the program may be made on the open market or in privately negotiated transactions. The timing and amount of any shares repurchased is determined by Lamar’s management based on its evaluation of market conditions and other factors. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for future use for general corporate and other purposes.

Guidance
For the second quarter of 2008 the Company expects net revenue to be approximately $316.0 million to $319.0 million. On a pro forma basis this represents an increase of between 0% and 1% over the same period in 2007. This guidance excludes any revenue that will be generated by the Vista Acquisition which is expected to close in the second quarter of 2008. Revenue from Vista is expected to be approximately $3.0 million per month upon closing.
Forward Looking Statements
This press release contains forward-looking statements, including the statements regarding guidance for the second quarter of 2008, the timing of and revenues related to the Vista acquisition and the Company’s ongoing stock repurchase plan. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, (1) our significant indebtedness; (2) the continued popularity of outdoor advertising as an advertising medium; (3) the strength of the economy generally and the demand for advertising in particular; (4) regulation of the outdoor advertising industry that could adversely affect us; (5) our need for and ability to obtain additional funding for acquisitions or operations; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and our management’s allocation of working capital to fund our stock repurchase program as opposed to other uses and (8) other factors described in the reports on Forms 10-K and 10-Q and the registration statements that we file from time to time with the SEC. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.
Use of Non-GAAP Measures
EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net loss, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information
A conference call will be held to discuss the Company’s operating results on Wednesday, May 7, 2008 at 10:00 a.m. central time. Instructions for the conference call and Webcast are provided below:
Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar 1

Replay:	1-877-919-4059
Passcode:	94876405
Available through Monday, May 12, 2008 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, May 12, 2008 at 11:59 p.m. eastern time
General Information on Lamar
Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 18 states and the province of Ontario, Canada and approximately 65 transit advertising franchises in the United States, Canada and Puerto Rico.

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

LAMAR ADVERTISING COMPANY AND
SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended	Three months ended
	March 31,	March 31,
	2008	2007
Net revenues	$282,776	$275,185

Operating expenses (income)
Direct advertising expenses	104,787	100,783
General and administrative expenses	50,984	48,876
Corporate expenses	12,790	11,551
Non-cash compensation	1,410	9,447
Depreciation and amortization	77,693	73,318
Gain on disposition of assets	(943)	(312)

	246,721	243,663

Operating income	36,055	31,522

Other expense (income)
Gain on disposition of/return on investment	(1,533)	(15,448)
Interest income	(449)	(493)
Interest expense	40,768	31,845

	38,786	15,904

(Loss) income before income tax expense	(2,731)	15,618
Income tax (benefit) expense	(1,197)	6,779

Net (loss) income	(1,534)	8,839
Preferred stock dividends	91	91

Net (loss) income applicable to common stock	$(1,625)	$8,748

Earnings per share:
Basic (loss) earnings per share	$(0.02)	$0.09

Diluted (loss) earnings per share	$(0.02)	$0.09

Cash dividends declared per share of common stock	$—	$3.25

Weighted average common shares outstanding:
- basic	93,429,973	99,222,644
- diluted	93,682,468	100,064,865

OTHER DATA
Free Cash Flow Computation:
EBITDA	$114,215	113,975
Interest, net	(39,074)	$(30,262)
Current tax (expense) benefit	(621)	3,994
Preferred stock dividends	(91)	(91)
Total capital expenditures (1)	(50,245)	(50,064)

Free cash flow	$24,184	$37,552

(1)	See the capital expenditures detail included in this release for a breakdown by category.

	March 31,	December 31,
Selected Balance Sheet Data:	2008	2007
Cash and cash equivalents	18,861	$76,048
Working capital	137,756	155,229
Total assets	4,086,299	4,081,763
Total debt (including current maturities)	2,813,483	2,725,770
Total stockholders’ equity	876,347	931,007

	Three months ended
	March 31,
	2008	2007
Other Data:
Cash flows provided by operating activities	$22,359	$33,352
Cash flows used in investing activities	113,292	81,218
Cash flows provided by financing activities	37,410	36,333

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$22,359	$33,352
Changes in operating assets and liabilities	54,620	48,711
Total capital expenditures	(50,245)	(50,064)
Preferred stock dividends	(91)	(91)
Other	(2,459)	5,644

Free cash flow	$24,184	$37,552

Reconciliation of EBITDA to Net income:
EBITDA	$114,215	$113,975
Less:
Non-cash compensation	1,410	9,447
Depreciation and amortization	77,693	73,318
Gain on disposition of assets	(943)	(312)

Operating Income	36,055	31,522

Less:
Gain on disposition of/return on investment	(1,533)	(15,448)
Interest income	(449)	(493)
Interest expense	40,768	31,845
Income tax (benefit) expense	(1,197)	6,779

Net (loss) income	$(1,534)	$8,839

	Three months ended
	March 31,
Reconciliation of Reported Basis to Pro Forma (a) Basis:	2008	2007	% Change
Reported net revenue	$282,776	$275,185	2.8%
Acquisitions and divestitures	—	1,249

Pro forma net revenue	$282,776	$276,434	2.3%

Reported direct advertising and G&A expenses	$155,771	$149,659	4.1%
Acquisitions and divestitures	—	(192)

Pro forma direct advertising and G&A expenses	$155,771	$149,467	4.2%

Reported outdoor operating income	$127,005	$125,526	1.2%
Acquisitions and divestitures	—	1,441

Pro forma outdoor operating income	$127,005	$126,967	0.0%

Reported corporate expenses	$12,790	$11,551	10.7%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$12,790	$11,551	10.7%

Reported EBITDA	$114,215	$113,975	0.2%
Acquisitions and divestitures	—	1,441

Pro forma EBITDA	$114,215	$115,416	(1.0%)

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses, and EBITDA include adjustments to 2007 for acquisitions and divestitures for the same time frame as actually owned in 2008.

	Three months ended
	March 31,
	2008	2007
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor Operating income	$127,005	$125,526
Less: Corporate expenses	12,790	11,551
Non-cash compensation	1,410	9,447
Depreciation and amortization	77,693	73,318
Plus: Gain on disposition of assets	943	312

Operating income	$36,055	$31,522

	Three months ended March 31,
	2008	2007
Capital expenditure detail by category
Billboards — traditional	$18,452	$20,525
Billboards — digital	25,242	15,786
Logo	1,654	1,774
Transit	90	439
Land and buildings	983	9,100
Operating equipment	3,824	2,440

Total capital expenditures	$50,245	$50,064